                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                               CLAIMSNET.COM INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                               CLAIMSNET.COM INC

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 21, 1999

                            ------------------------

To the Stockholders:

    The Annual Meeting of Stockholders of Claimsnet.com inc, a Delaware corporation (the "Company"), will be held at the offices of the Company, 12801 North Central Expressway, First Floor Building Conference Room, Dallas, Texas 75243, on December 21, 1999, at 8:00 A.M., Central Time, for the following purposes:

    (1) To elect four Directors of the Company, each of whom is to hold office until the Annual Meeting of Stockholders in 2001 and until the due election and qualification of his successor;

    (2) To approve the designation of Ernst & Young LLP as independent auditors for the current fiscal year; and

    (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on November 10, 1999, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

    If you cannot personally attend the meeting, it is requested that you promptly fill in, sign, and return the proxy submitted to you herewith.

                                                       By order of the Board of Directors,

                                                       C. KELLY CAMPBELL
                                                       SECRETARY

Dated: November 29, 1999

                               CLAIMSNET.COM INC
                                PROXY STATEMENT

    This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Claimsnet.com inc, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held at the offices of the Company, 12801 North Central Expressway, First Floor Building Conference Room, Dallas, Texas 75243 on December 21, 1999, at 8:00 A.M., Central Time, and at any adjournments thereof.

    Only stockholders of record as of the close of business on November 10, 1999 are entitled to notice of, and to vote at, the Meeting or any adjournment thereof. On that date, the Company had outstanding 6,625,000 shares of Common Stock, par value $.001 per share (the "Common Stock"). The presence in person or by proxy of the holders of a majority of such shares shall constitute a quorum for the transaction of business at the Meeting. Each share is entitled to one vote.

    Each form of proxy which is properly executed and returned to the Company will be voted in accordance with the directions specified thereon, or, if no directions are specified, will be voted (i) for the election as Directors of the persons named herein under the caption "Election of Directors" and (ii) to approve the designation of Ernst & Young LLP as independent auditors for the Company for its current fiscal year. Any stockholder giving a proxy may revoke it at any time before it is exercised. Such revocation may be effected by voting in person or by proxy at the Meeting, by returning to the Company prior to the Meeting a proxy bearing a later date, or by otherwise notifying the Secretary of the Company in writing prior to the Meeting.

    The address of the Company's executive offices is 12801 North Central Expressway, Suite 1515, Dallas, Texas 75243 and its telephone number is
(972) 458-1701. This proxy statement and the accompanying proxy are first being distributed to the stockholders of the Company on or about November 30, 1999.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as information with respect to the beneficial ownership as of September 30, 1999 of shares of Common Stock of each stockholder of the Company known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and by all executive officers and directors of the Company as a group:

           NAME AND ADDRESS                   SHARES BENEFICIALLY         PERCENTAGE OF
          OF BENEFICIAL OWNER            OWNED AS OF SEPTEMBER 30, 1999    OUTSTANDING
---------------------------------------  ------------------------------   -------------
Bo W. Lycke............................            1,627,993(1)               24.6
Ward L. Bensen.........................              576,904(2)                8.7
Robert H. Brown, Jr....................              692,354(3)               10.5
American Medical Finance...............              381,603                   5.8
All directors and executive officers
  and directors as a group.............            2,232,139                  35.0

------------------------

+ As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition)) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(1) Consists of 1,246,390 shares of Common Stock owned of record by Mr. Lycke, 74,325 shares of which are subject to an option agreement with Terry A. Lee, and 381,603 shares of Common Stock owned of record by American Medical Finance, 16,333 shares of which are subject to an option agreement with Terry A. Lee. Mr. Lycke serves as the Chairman of the Board of Directors of American Medical Finance. Messrs. Lycke, Bensen, and Brown own 70.1%, 11.2%, and 17.7%, respectively, of the outstanding capital stock of American Medical Finance, respectively. Therefore, Messrs. Lycke, Bensen, and Brown may be deemed to beneficially own the shares of Common Stock owned by American Medical Finance.

(2) Consists of 195,301 shares of Common Stock owned of record by Mr. Bensen and 381,603 shares of Common Stock owned of record by American Medical Finance.

(3) Consists of 310,751 shares of Common Stock owned of record by Mr. Brown, 18,531 shares of which are subject to an option agreement with Terry A. Lee and 381,603 shares of Common Stock owned of record by American Medical Finance.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into two classes with each class consisting of, as nearly as possible, one-half of the total number of directors constituting the entire Board of Directors. The Board of Directors currently consists of three members in Class I and four members in Class II. The terms of the Class I directors expire at the 2000 annual Meeting, and the terms of the Class II directors expire at this meeting of stockholders. After the initial term, each class is elected for a term of two years. At each annual meeting of stockholders, directors are elected to succeed those in the class the term of which expires at that annual meeting, such newly elected directors to hold office until the second succeeding annual meeting and the election and qualification of their respective successors.

    The Board of Directors recommends the election of the four nominees for Class II Directors listed below, all of whom are currently Directors of the Company. If for any reason any of said nominees shall become unavailable for election, proxies will be voted for a substitute nominee designated by the Board of Directors, but the Board of Directors has no reason to believe that this will occur. Directors of the Company are elected by a plurality of the votes cast at a meeting of stockholders.

INFORMATION CONCERNING NOMINEES FOR CLASS II DIRECTORS

    The name and age of each nominee and the year he became a Director of the Company, according to information furnished by each, is as follows:

                                                                          FIRST
                                                                         BECAME A
NAME                                                            AGE      DIRECTOR
----                                                          --------   --------
Terry A. Lee................................................     45        1998
Sture Hedlund...............................................     61        1998
John C. Willems, III........................................     44        1998
Westcott W. Price, III......................................     59        1999

------------------------

    TERRY A. LEE has served as Executive Vice President of Marketing and Technology of the Company from September 1996 through November 1999 and as Chief Operating Officer since November 1999. From October 1995 until September 1996, he served as a director of North American Sales and Marketing, Internetworking Product Group of Compaq Computer Corporation. Prior thereto, he served from January 1995 through December 1995 as Vice President of Sales of Networth, a network hardware manufacturer acquired by Compaq, from October 1988 to January 1995 as Director of Major Accounts, with Lotus Development Corporation, a software developer and marketer, and from November 1983 to October 1988 as a district manager with CompuServe, Inc., an online service provider.

    STURE HEDLUND has served since January 1987 as Chairman of the Board of Directors of Scandinavian Merchant Group AB, a Swedish corporation engaged in venture capital investing. Since 1993, Mr. Hedlund has been a director of Ortivus AB, a public company engaged in the business of medical technology, and has been a director of Ortivus Medical AB, a company engaged in the manufacture of heart monitoring devices and a subsidiary of Ortivus AB.

    JOHN C. WILLEMS, III served as legal counsel to the Company from April 1996 to April 1999. Since October 1999, Mr. Willems has been in private practice as an attorney in Dallas, Texas. From September 1993 through October 1999,
Mr. Willems was an attorney with the law firm of McKinley, Ringer & Zeiger, PC, in Dallas, Texas, practicing in the area of business law. From January 1992 to August 1993, Mr. Willems was an attorney in the law firm of Settle & Pou, PC, also located in Dallas, Texas.

    WESTCOTT W. PRICE, III, 59, an independent consultant since February 1997, was formerly President, Chief Executive Officer and Vice Chairman of the Board of Directors of FHP International Corporation, a publicly-held managed health care company ("FHP"). From 1981 to 1997, during his fifteen-year tenure at

FHP, its annual revenues grew from under $50 million to over $4 billion. In February 1997, FHP was acquired for $2.1 billion. From 1973 to 1981, Mr. Price was President and Chief Executive Officer of Wm. Flaggs, Inc., a restaurant chain and from 1970 to 1973, he was the Chief Operating Officer of California Medical Centers, a publicly-held long-term care and retail pharmacy-operating company in Los Angeles. Mr. Price has in the past served on various boards, including Health Maintenance Life Insurance Company and Talbert Medical Management Company, a physician practice management company with revenues of $460 million. He currently serves as a director of Scripps Health, a non-profit hospital operating company, SpeedVu.com, U.S. Education Corporation, and of StorComm, Inc., as well as other private companies. Mr. Price is a member of the Advisory Board for the School of Medicine at the University of California-Irvine.

INFORMATION CONCERNING THE CLASS I DIRECTORS

    BO W. LYCKE, age 53, has served as the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company since its inception in 1996. In 1990, Mr. Lycke founded American Medical Finance for the purpose of financing and processing medical accounts receivable and, since such time, has served as its Chairman of the Board of Directors thereof. During the period from 1983 to 1990, Mr. Lycke was involved in a variety of entrepreneurial undertakings in the fields of satellite antenna manufacturing, precious metal scrap recovery, and independent radio programming production. He also has extensive experience as a director of several private companies. In 1972, Mr. Lycke founded, and from 1973 to 1983, was President and Director, of Scanoil, Inc., a company engaged in domestic and international oil futures trading, as well as chartering and operating ocean-going oil tankers. From 1971 to 1983, Mr. Lycke served as a President and Director of various domestic operating subsidiaries of the Volvo Automotive/Beijer Group, the indirect owner of Scanoil, Inc.

    WARD L. BENSEN, age 57, has been a director of the Company since April 1996 and has served as Treasurer of the Company since inception. Since 1990, he has served as a Director of American Medical Finance of which he was, from June 1994, Senior Vice President where he was primarily responsible for its marketing efforts in the western United States and receivables acquisitions nationwide. From March 1993 until September 1993, Mr. Bensen was Vice President of Investment of, and marketed investment programs for, both Prudential Securities and Shearson Lehman Brothers, and, from 1991 to 1993, provided specialized investment banking services as a partner of John Casey and Associates, a contract wholesale securities marketing firm. From 1984 to 1991, he served as Division Vice President for Jones International Securities and prior thereto, held various positions with Shearson American Express, The Safeco Insurance Co. and Procter & Gamble.

    ROBERT H. BROWN, JR., age 46, has served as a Director of the Company since April 1996 and has been a director of American Medical Finance since 1990. Since January 1999, Mr. Brown has been President and Chief Executive Officer of Frost Securities, Inc. He had been, from July 1998 to December 1998, President and Chief Executive Officer of RHB Capital, LLC, a Dallas-based private investment firm and from 1990 to 1998, Executive Vice President of Dain Rauscher, Inc., a regional investment banking and brokerage firm. Mr. Brown was Senior Vice President of TM Capital Corporation during 1989 and was, from 1985 to 1989, a Vice President of Thompson McKinnon Securities, where he was responsible for all corporate finance activities in the southwestern United States. Mr. Brown also serves as a Director of Emerson Radio Inc.

MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1998 ("Fiscal 1998"), the Board of Directors held two meetings, including those in which matters were adopted by unanimous written consent. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee of the Board of Directors consists of Messrs. Brown and Hedlund. It held no meetings during Fiscal 1998. The audit committee is responsible for reviewing the plans and results of the audit engagement with the independent auditors; reviewing the adequacy, scope, and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors' fees; and recommending the engagement of auditors to the full Board of Directors.

    Messrs. Brown and Hedlund are members of the Compensation Committee. The Compensation Committee has (1) full power and authority to interpret the provisions of, and supervise the administration of, the Company's 1997 Stock Option Plan ("1997 Plan") and (2) the authority to review all compensation matters relating to the Company. The Compensation Committee held no meetings during Fiscal 1998.

                             EXECUTIVE COMPENSATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's Directors and officers, and any person who owns more than ten percent of the Common Stock (collectively, "Reporting Persons"), to file reports of their ownership and changes in ownership of Common Stock with the Commission. Reporting Persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

    To date, no reports on Form 3 have been filed. Each of the Company's Reporting Persons intends to file such forms prior to the Meeting.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid or accrued by the Company for services rendered in all capacities during the years ended
December 31, 1998, 1997, and 1996 by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                   ANNUAL COMPENSATION
                                                              ------------------------------
NAME AND PRINCIPAL POSITION                                     YEAR      SALARY     BONUS
---------------------------                                   --------   --------   --------
Bo W. Lycke.................................................    1998     $108,333   $     --
  Chairman of the Board of Directors, President,                1997       50,415         --
  and Chief Executive Officer                                   1996       17,500         --
Terry A. Lee................................................    1998      125,000         --
  Executive Vice President and Chief Operating                  1997      122,806   *153,500
  Officer                                                       1996       28,365         --
Randall S. Lindner..........................................    1998      100,000         --
  Vice President of Technology                                  1997       74,498         --
Paul W. Miller..............................................    1998      100,000     20,000
  Vice President and Chief Financial Officer                    1997       11,538         --
Samuel A. Carrel............................................    1998       96,154     14,790
  Former Vice President of Sales and Marketing

------------------------

* A portion of the annual bonus to Terry S. Lee consisted of shares of Common Stock valued at $78,500. See "Employment Agreements."

DIRECTOR COMPENSATION

    During the year ended December 31, 1998, no directors received any compensation for his services other than reimbursement of expenses relating to attending meetings of the Board of Directors.

    DIRECTORS' STOCK OPTION PLAN

    In April 1998, the Company adopted the Directors' Plan to tie the compensation of outside non-employee directors to future potential growth in the Company's earnings, if any, to encourage them to remain on its Board of Directors, to provide outside directors with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and to join the interests of the outside directors through the opportunity for increased stock ownership with the interests of the Company's stockholders. Only outside directors shall be eligible to receive options under the Directors' Plan.

    An aggregate of 111,538 shares of Common Stock are reserved for issuance to participants under the Directors' Plan. Options exercisable for an aggregate of 80,000 shares of Common Stock at a price of $8.00 per share were granted under the Directors' Plan in April 1999 to Mr. Bensen (25,000 shares), Mr. Brown (10,000 shares), Mr. Hedlund (10,000 shares), Mr. Willems (5,000 shares), and Mr. Price (30,000 shares). Stock options granted under the Directors' Plan will give the option holder the right to purchase Common Stock at an exercise price fixed in the stock option agreement executed by the option holder and the Company at the time of grant which is not to be less than the fair market value of a share on the date the option is granted.

    The options granted have a term of ten years. Those granted to Messrs. Brown, Hedlund, and Brown become exercisable as to 50% on the first anniversary and the remainder on the second anniversary of the date of grant. The options granted to Mr. Price vest in four equal installments of 7,500 shares each in July 1999, October 1999, January 2000, and April 2000. Payment of the purchase price for the share shall be in cash, except under some circumstances, by surrender of shares of Common Stock, valued at their then fair market value on the date of exercise, or by a combination of cash and shares.

    In the event of any changes in the Common Stock by reason of stock dividends, split-ups, recapitalization, mergers, consolidations, combinations, or other exchanges of shares and the like, appropriate adjustments will be made by the Board of Directors to the number of shares of Common Stock available for issuance under the Directors' Plan, the number of shares subject to outstanding options, and the exercise price per share of outstanding options, as necessary substantially to preserve option holders' economics interests in their options.

    Shares subject to an option which remain unpurchased at the expiration, termination, or cancellation of an option will again be available for use under the Directors' Plan, but shares surrendered as payment for an option, as described above will not again be available for use under the Directors' Plan.

    Unless earlier terminated, the Directors' Plan will terminate on December 31, 2007.

EMPLOYMENT AGREEMENTS

    In April 1997, the Company entered into an employment agreement with Mr. Lycke providing that, commencing on December 11, 1998, the first effective date of its initial public offering, and expiring on December 31, 2002, Mr. Lycke will serve as Chairman of the Board of Directors, President, and Chief Executive Officer of the Company at a base salary equal to $250,000, increasing by 5% per annum subject to increase by the Board of Directors, and any bonuses as may be determined by the Board of Directors. In addition, Mr. Lycke is to receive use of a Company-owned automobile or an automobile allowance. In the event of a change in control of the Company as defined in the employment agreement, all options previously granted to Mr. Lycke which remain unvested will automatically vest immediately. Upon a termination of Mr. Lycke's employment following a change in control, unless Mr. Lycke voluntarily terminates his employment for other than listed reasons described in the employment agreement, the Company is required to pay Mr. Lycke a lump sum severance payment equal to one-half his then current annual salary. In addition, if Mr. Lycke's employment is terminated (1) upon his death, (2) by the Company due to disability, (3) by the Company without cause, or (4) by Mr. Lycke voluntarily upon the Company's default or an unremedied adverse change in duties, as defined in the agreement, then the Company is required to pay
Mr. Lycke a lump sum severance payment equal to his then current annual salary. Mr. Lycke may terminate his employment at any time upon at least 30 days written notice to the Company. Upon such termination by the agreement, Mr. Lycke is subject to a non-compete, non-disturbance, and non-interference provisions for one year.

    In September 1996, the Company entered into an employment agreement, which was amended in March 1997, March 1998, and June 1999, with Mr. Lee, Executive Vice President and Chief Operating Officer of the Company, providing that, until April 30, 2001, Mr. Lee will devote his full business time and efforts to the Company for a base salary per annum of $150,000 plus bonus for achieving designated milestones. In addition and according to the agreement, Mr. Lee was issued 46,385 shares of Common Stock in March 1997. Mr. Lee is also entitled to participate in insurance and other benefit plans established by the Company for its employees. In the event of a change in control of the Company as defined in the employment agreement, all options previously granted to Mr. Lee which remain unvested will automatically vest immediately. Upon a termination of Mr. Lee's employment following a change in control, unless Mr. Lee voluntarily terminates his employment for other than listed reasons described in the employment agreement, the Company is required to pay Mr. Lee a lump sum severance payment equal to one-half his then current annual salary. In addition, if Mr. Lee's employment is terminated (1) upon his death, (2) by the Company due to disability, (3) by the Company without cause, or (4) by Mr. Lee voluntarily upon the Company's default or an unremedied adverse change in duties, as defined in the agreement, then the Company is required to pay Mr. Lee a lump sum severance payment equal to his then current annual salary. Mr. Lee may terminate his employment at any time upon at least 30 days written notice to the Company. Upon such termination by the agreement, Mr. Lee is subject to a non-compete, non-disturbance, and non-interference provisions for one year. In January 1998, Mr. Lee was granted options to purchase an aggregate of 109,189 previously issued shares of Common Stock at a price of $3.89 per share from Mr. Lycke and two other stockholders of the Company. See "Security Ownership of Directors and Executive Officers."

    In connection with the acquisition in June 1997 of Medical Systems, Inc., the Company entered into an employment agreement with Mr. Lindner, Vice President of Technology of the Company, providing that for a three year period commencing on June 2, 1997 Mr. Lindner will devote his full business time and efforts to the Company for a base salary per annum of $100,000 plus bonuses for achieving designated milestones. In addition, as part of the Medica acquisition, Mr. Lindner was issued 83,606 shares of Common Stock. Mr. Lindner is also entitled to participate in insurance and other benefit plans established by the Company for its employees. Upon the termination of Mr. Lindner's employment for cause, he shall be restricted from competing with the Company for a period of one year. In the event Mr. Lindner is terminated without cause or for other reasons at the discretion of the Company, Mr. Lindner shall be entitled to receive between $20,000 and $30,000 as a severance payment

1997 STOCK OPTION PLAN

    In April 1997, the Board of Directors and stockholders of the Company adopted the Plan. The 1997 Plan provides for the grant of options to purchase to up to 557,692 shares of Common Stock to employees, officers, directors, and consultants of the Company, of which there was outstanding as of September 30, 1999 options to purchase 398,000 shares. Options may be either "incentive stock options" or non-qualified options under the Federal tax laws. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees of the Company.

    The 1997 Plan is to be administered by "disinterested members" of the Board of Directors or the Compensation Committee, who determine, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

    Subject to some exceptions, the exercise price per share of Common Stock subject to an incentive option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors, but shall not, however, be less than 85% of the fair market value per share of Common Stock on the date the option is granted. The aggregate fair market value of Common

Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000 on the date of grant.

    In the event of termination of employment or engagement other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the Board of Directors. Upon termination of employment or engagement of an optionee by reason of death or permanent and total disability, the optionee's options remain exercisable for one year to the extent the options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

    No options may be granted under the 1997 Plan after April 4, 2007. Subject to some exceptions, the options may not have terms longer than ten years.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1997 Plan.

STOCK OPTIONS

    No options were exercised during 1998. No options were granted prior to December 31, 1998. The following tables set forth the details as to the options granted by the Company prior to and held as of September 30, 1999 by those persons set forth under the Summary Compensation Table:

                                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF STOCK
                                                                                             PRICE APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                              OPTION TERM(1)
-------------------------------------------------------------------------------------   --------------------------------
             (A)                 (B)              (C)             (D)         (E)         (F)        (G)         (H)
-----------------------------  --------   -------------------   --------   ----------   --------   --------   ----------
                                              PERCENT OF
                                             TOTAL OPTIONS
                                              GRANTED TO        EXERCISE
                               OPTIONS      EMPLOYEES AS OF      PRICE     EXPIRATION
            NAME               GRANTED    SEPTEMBER 30, 1999     ($/SH)       DATE         0%         5%         10%
-----------------------------  --------   -------------------   --------   ----------   --------   --------   ----------
Bo W. Lycke..................   20,000            5.1%           $8.80       4/6/04       $ --     $ 28,205   $   81,682
Terry A. Lee.................   20,000            5.1             8.00       4/6/09         --      100,623      254,999
Randall S. Lindner...........  118,900           30.3             8.00       4/6/09         --      598,205    1,515,968
Paul W. Miller...............   50,000           12.7             8.00       4/6/09         --      251,558      637,497
Samuel A. Carrel.............       --            N/A              N/A          N/A        N/A          N/A          N/A

------------------------

(1) Based on the exercise price per share.

                                                      NUMBER OF SHARES
                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                    SEPTEMBER 30, 1999(1)          SEPTEMBER 30, 1999
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Bo W. Lycke....................................       --           20,000           --             --
Terry A. Lee...................................       --           20,000           --             --
Randall S. Lindner.............................       --          118,900           --             --
Paul W. Miller.................................       --           50,000           --             --
Samuel W. Carrel...............................      N/A              N/A          N/A            N/A

------------------------

REPORT OF THE COMPENSATION COMMITTEE
  ON EXECUTIVE COMPENSATION

    The compensation of Messrs. Lindner and Lee has been determined by long term agreements.

    The compensation policy of the Compensation Committee (the "Committee") which is authorized to review and make recommendations to the Board of Directors as to the compensation in cash or other forms for its executive officers will be to provide for a base salary which in most instances is not greater than base salaries paid by other companies of comparable size and capitalization in or out of the industry in which the Company is engaged to officers with the same positions and responsibilities and provide for cash bonuses or stock options based on the attainment of favorable operating results by the Company.

    The Committee believes that the Company's stock option program should be used as a means to conserve cash in rewarding executive and key employees for good or exceptional performance, the performance of increased responsibilities, improved performance independent of operating results, loyalty, and seniority.

                                                      THE COMPENSATION COMMITTEE

    Sture Hedlund
                                                            Robert H. Brown, Jr.

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the monthly percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the Nasdaq Composite Index and the AMEX Internet Index for the period commencing April 6, 1999 and ending on November 8, 1999. THE INFORMATION CONTAINED IN THE PERFORMANCE GRAPH SHALL NOT BE DEEMED "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING. THE STOCK PRICE PERFORMANCE ON THE FOLLOWING GRAPH IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PRICE PERFORMANCE.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DATE     CLAI PERFORMANCE  NASDAQ PERFORMANCE  AMEX INT. PERFORMANCE
5/6/99               0.0%               -3.4%                  -7.9%
6/7/99              25.0%               -1.4%                  -9.6%
7/6/99              -3.1%                6.9%                  -2.7%
8/6/99             -22.7%               -0.5%                 -21.3%
9/7/99             -26.6%               10.8%                  -8.5%
10/6/99            -46.9%               11.6%                   4.4%
11/8/99             10.9%               22.8%                  19.4%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On July 31, 1996, the Company acquired all of the Internet software, licenses, intellectual property rights, and technology developed by American Medical Finance in exchange for a promissory note in the amount of $3,740,000 bearing interest of 9.5% per annum collateralized by all of the Internet software, intellectual property rights, Internet technology, and technology rights of the Company, including software development costs. On September 19, 1997, American Medical Finance reduced the principal amount of this note to $2,000,000 and contributed the remaining $1,740,000 in principal amount of this note to the capital of the Company. The note was repaid in April 1999 from the net proceeds of the Company's initial public offering in April 1999.

    Upon the consummation of the acquisition transaction with American Medical Finance, American Medical Finance agreed to provide the Company with a credit line of up to $2,000,000 to facilitate additional development of the Company's services and technology. During June 1998, American Medical Finance purchased an aggregate of 107,704 shares of Common Stock in the Company's then private placement. As consideration, American Medical Finance cancelled $450,000 of the principal balance then outstanding under the credit line. At December 31, 1998, advances under this line of credit were approximately $1,462,000. The line of credit accrued interest at the rate of 9.50% per annum and was secured by all of the assets of the Company, other than the collateral securing the note to American Medical Finance described above. The line of credit loan was repaid from the net proceeds of the Company's initial public offering in April 1999.

    All future transactions between the Company and its officers, directors, and 5% stockholders will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested directors of the Company.

    American Medical Finance is the record owner of 381,603 shares of Common Stock, representing 5.7% of the outstanding Common Stock as of September 30, 1999. Bo W. Lycke, the Chairman of the Board, President, and Chief Executive Officer, Ward L. Bensen, a Director, and Robert H. Brown, Jr., a Director of the Company are the Chairman of the Board, a Director and Senior Vice President, and a Director, respectively, of American Medical Finance. Messrs. Lycke, Bensen, and Brown own 70.1%, 11.2%, and 17.7% of the outstanding capital stock of American Medical Finance, respectively.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of September 30, 1999 of each executive officer and director, and of each stockholder of the Company known to own beneficially more than 5% of the outstanding shares of Common Stock and all officers and Directors as a group. The number of shares beneficially owned is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other person. Under such rules, "beneficial ownership" includes shares as to which the undersigned has sole or shared voting power or investment power and shares which the undersigned has the right to acquire within 60 days of September 30, 1999 through the exercise of any stock option or other right. Unless otherwise indicated, the named person has sole investment and voting power with respect to the shares set forth in the table.

    Except as otherwise noted below, the address of each of the persons in the table is c/o Claimsnet.com inc, 12801 N. Central Expressway, Suite 1515, Dallas, Texas 75243.

                                                        SHARES BENEFICIALLY OWNED
NAME AND ADDRESS                                       ----------------------------
OF BENEFICIAL OWNER                                    NUMBER OF SHARES    PERCENT
-------------------                                    ----------------   ---------
Bo W. Lycke(1).......................................      1,627,993        24.5
Ward L. Bensen(1)(2).................................        576,904         8.7
Robert H. Brown, Jr.(1)(3)...........................        692,354        10.4
Terry A. Lee(4)......................................        155,573         2.3
Paul W. Miller.......................................          1,600           *
Randall S. Lindner(5)................................         83,606         1.3
C. Kelly Campbell....................................            200           *
Abbas R. Kafi........................................             --          --
Cheryl L. Corless....................................             --          --
Ellen Opperthauser...................................             --          --
Sheri Larkin.........................................             --          --
Patricia Davis.......................................            250           *
Sture Hedlund........................................          9,277           *
John C. Willems, III.................................          9,277           *
Wescott W. Price, III(6).............................         47,500           *
American Medical Finance.............................        381,603         5.7
  12801 N. Central Expressway
  Dallas, Texas 75243
All directors and executive officers of Claimsnet.com
  as a group (15 persons) (1)-(6)....................      2,232,139        35.1

------------------------

*   Less than one percent.

(1) Consists of 1,246,390 shares of Common Stock owned of record by Mr. Lycke, 74,325 shares of which are subject to an option agreement with Terry A. Lee, and 381,603 shares of Common Stock owned of record by American Medical Finance, 16,333 shares of which are subject to an option agreement with Terry A. Lee. Mr. Lycke serves as the Chairman of the Board of Directors of American Medical Finance. Messrs. Lycke, Bensen, and Brown own 70.1%, 11.2%, and 17.7%, respectively, of the outstanding capital stock of American Medical Finance, respectively. Therefore, Messrs. Lycke, Bensen, and Brown may be deemed to beneficially own the shares of Common Stock owned by American Medical Finance.

(2) Consists of 195,301 shares of Common Stock owned of record by Mr. Bensen and 381,603 shares of Common Stock owned of record by American Medical Finance.

(3) Consists of 310,751 shares of Common Stock owned of record by Mr. Brown, 18,531 shares of which are subject to an option agreement with Terry A. Lee and 381,603 shares of Common Stock owned of record by American Medical Finance.

(4) Includes an aggregate 109,189 shares of Common Stock subject to options, granted by Bo Lycke, Robert H. Brown, Jr. and American Medical Finance to Mr. Lee with an exercise price of $3.88 per share.

(5) Excludes 3,279 shares of Common Stock owned of record by Mr. Lindner's wife, as to which shares Mr. Lindner disclaims beneficial ownership.

(6) Consists of 25,000 shares of Common Stock owned of record by Mr. Price and 22,500 shares subject to options held by Mr. Price.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board has selected Ernst & Young LLP independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999. King Griffin & Adamson P.C. audited the Company's financial statements for the years ended December 31, 1997 and 1998 and were replaced as auditors for the Company on August 10, 1999 by Ernst & Young LLP. Representatives of King
Griffin & Adamson P.C. and Ernst Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to respond to appropriate questions.

    On August 10, 1999, the Company dismissed King Griffin & Adamson P.C., which served as the Company's independent public accountants since 1996. The reports issued by King Griffin & Adamson P.C. on the financial statements for the years ended December 31, 1997 and 1998 of the Company did not contain an adverse opinion nor a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Based on the recommendation of the Audit Committee of the Board of Directors of the Company, the Company's Board of Directors approved the decision to change independent public accountants. In connection with its audits for the years ended December 31, 1997 and 1998 and through August 10, 1999, there were no disagreements with King Griffin & Adamson P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of King Griffin & Adamson P.C., would have caused King Griffin & Adamson P.C. to make reference thereto in their Report on the financial statements for such years or such interim periods. King Griffin & Adamson P.C. furnished the Company with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated August 16, 1999, is filed as Exhibit 16.1 to the Form 8-K of the Company, dated August 10, 1999.

    The Company engaged Ernst & Young LLP as its new independent public accountants as of August 10, 1999. The Company's Board of Directors approved this on May 21, 1999. During the years ended December 31, 1997 and 1998 and through August 10, 1999, the Company has verbally consulted with Ernst & Young LLP only regarding issues related to 1999 matters and, specifically, to matters related to a bridge financing transaction, matters related to the issuance of stock options and stock warrants to non-employees, and general matters related to the presentation of interim financial results. The recommendations of Ernst & Young LLP were adopted by the Company and are disclosed in the Form 10-Q filings dated May 17, 1999 and August 16, 1999. (2) The previous independent accountants were verbally consulted on the matter related to a bridge financing transaction and were not in disagreement with the views of management and Ernst & Young LLP. The Company has allowed Ernst & Young LLP to review the aforementioned Form 8-K before it was filed with the Commission. Ernst & Young LLP has not furnished the Company with a letter containing any new information, clarification, or disagreement with the information set forth herein.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy on this proposal at the Meeting is required to ratify the appointment of the independent auditors.

           THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
            APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

                                 ANNUAL REPORT

    The Annual Report of the Company to the stockholders for the year ended December 31, 1998, including financial statements, is being mailed to stockholders with this proxy material.

                               PROXY SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited, personally or by telephone or telegraph, by officers, directors, and regular employees of the Company, who will not be specially compensated for this purpose. The Company will also request record holders of Common Stock who are securities brokers, custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of such stock, and will reimburse such brokers, custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting material.

                                 OTHER MATTERS

    The Company is unaware of any matters, other than those mentioned above, which will be brought before the Meeting for action. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

    Any proposals intended to be presented by stockholders at the Annual Meeting of Stockholders to be held in 2000 must be received by the Company for inclusion in the Company's proxy material a reasonable period prior to the solicitation of proxies with respect to the Annual Meeting of Stockholders to be held in 2000, which solicitation is anticipated to commence in August 2000.

    It is important that your proxy be returned promptly no matter how small or large your holding may be. Stockholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy.

November 29, 1999

                                                  Bo W. Lycke, President

                               CLAIMSNET.COM INC.
                                 DALLAS, TEXAS
                      1999 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned stockholder of Claimsnet.com inc. (the "Company"), Dallas, Texas, hereby constitutes and appoints Bo W. Lycke and Paul W. Miller, or either of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders to be held at the 12801 North Central Expressway, First Floor Building Conference Room, Dallas, Texas 75243, on Tuesday, December 21, 1999, at 8:00 A.M., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposals (the "Proposals"), described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated November 29, 1999, the receipt of which is acknowledged, in the manner specified hereon or, if not specified hereon, will be voted FOR election of the nominated directors and FOR ratification of the auditors. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named hereon becomes unable to serve or will not serve and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote FOR the Proposals.

1. Election of Directors. On the proposal to elect the following persons to serve as Class II Directors for a two year period and until their successors are elected and qualified:

  FOR, except vote withheld   WITHHOLD AUTHORITY to   Class II Directors: Terry A. Lee, Sture Hedlund,
      from the following      vote for all nominees   John C. Willems, III, and Wescott W. Price, III.
         nominee(s):                  listed          (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
            / /                        / /            INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE
                                                      PROVIDED BELOW.)
                                                      ------------------------------------------------------------

2. Ratification of Auditors. On the proposal to ratify the    Please sign exactly as your name appears on your
   selection of Ernst & Young LLP as independent certified    stock certificate and date. Where shares are held
   public accountants for fiscal year ending December 31,     jointly, each stockholder should sign. When signing
  1999:                                                       as executor, administrator, trustee, or guardian,
                                                              please give full title as such. If a corporation,
FOR         AGAINST         ABSTAIN                           please sign in full corporate name by president or
                   / /                                        other authorized officer. If a partnership, please
                                                              sign in partnership name by authorized person.
                             / /                              Shares Held:
                                                              Signature of Stockholder
                                               / /            Signature of Stockholder (if held jointly)
                                                              Date:, 1999
                                                              Month             Day
                                                              THIS PROXY IS SOLICITED ON BEHALF
                                                              OF CLAIMSNET.COM INC.'S BOARD OF
                                                              DIRECTORS AND MAY BE REVOKED BY THE
                                                              STOCKHOLDERS PRIOR TO ITS EXERCISE